Exhibit 10.1

FIRST AMENDMENT

TO

EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment (this “Amendment”) to Executive Employment Agreement is hereby entered into this 27th day of April, 2021, effective as of April 22, 2021, by and between Marijuana Company of America, Inc., a Delaware corporation (the “Corporation”) and Jesus Quintero (“Executive”). The Corporation and Executive are collectively referred to herein as the “Parties”.

WITNESSETH:

WHEREAS, the Corporation and Executive are parties to that certain Executive Employment Agreement dated as of February 3, 2020 (the “Employment Agreement”);

WHEREAS, the Employment Agreement provided that Executive would be employed by the Corporation as Principal Executive Officer and Principal Accounting Officer of the Corporation;

WHEREAS, the Parties desire to amend the Employment Agreement to raise Executive’s salary as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.
2.	Section 3.1 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“For all services as Principal Executive Officer and Principal Accounting Officer that Executive renders to the Company during the Term of this Agreement, Executive will be compensated with a gross monthly salary of twenty three thousand dollars ($23,000.00) commencing as of May 1, 2021. The monthly salary shall be paid as follows: twenty thousand dollars ($20,000) in cash, and an equivalent of three thousand dollars ($3,000) worth of Company restricted common stock, determined as of the closing price of the Company's common stock on the final trading day of each month as reported on the OTC Markets Listing Service. Such cash monthly salary shall be payable consistent with the payroll practices as established by the Company. Where applicable, payments will be subject to income tax withholding and other payroll tax deductions required by applicable state and federal law. In addition, the Company shall immediately issue to Mr. Quintero 20,000,000 fully paid and non-assessable shares of the Company’s common stock, par value $0.001 per share, as a one-time bonus.”

3.	This agreement shall be construed and interpreted in accordance with the laws of the State of California without giving effect to the conflict of laws rules thereof or the actual domiciles of the parties.

4.	Except as amended hereby, the terms and provisions of the Employment Agreement shall remain in full force and effect, and the Employment Agreement is in all respects ratified and confirmed. On and after the date of this agreement, each reference in the Employment Agreement to the "Agreement", "hereinafter", "herein", "hereinafter", "hereunder", "hereof", or words of like import shall mean and be a reference to the Employment Agreement as amended by this agreement.

5.	This agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single Amendment.

THE CORPORATION:

MARIJUANA COMPANY OF AMERICA, INC.

By: /s Tad Mailander

Name: Tad Mailander

Title: Director

EXECUTIVE:

/s/ Jesus Quintero

JESUS QUINTERO